Exhibit 23.3

Consent of Independent Auditor
i3Verticals, Inc.
Nashville, Tennessee
We have issued our report dated April 22, 2019 with respect to the consolidated financial statements of Pace Payment Systems, Inc. and Subsidiary as of and for the year ended December 31, 2018 and 2017, included in the Current Report on Form 8-K of i3 Verticals, Inc. filed on June 3, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement and Prospectus on Form S-1 of i3 Verticals, Inc. of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”
/s/ LBMC, PC

Nashville, Tennessee
June 3, 2019